Exhibit 99.1

Northern Oil and Gas, Inc. Announces Executive Officer Changes; Tom Stoelk Named Interim Chief Executive Officer; Discloses Ongoing Strategic Evaluation
WAYZATA, MINNESOTA - August 16, 2016 - Northern Oil and Gas, Inc. (NYSE MKT: NOG) (“Northern”) announced today that Michael L. Reger has been terminated as Northern’s Chief Executive Officer and has ceased being a member of Northern’s Board of Directors, effective immediately.

Thomas W. Stoelk has been named Interim Chief Executive Officer. Mr. Stoelk has served in several executive positions in the oil and gas industry over the last 25 years and has been Northern’s Chief Financial Officer since December 2011. Prior to joining Northern, Mr. Stoelk served as the Vice President of Finance and Chief Financial Officer at Superior Well Services, Inc. from 2005 to 2011, as the Chief Financial Officer of Great Lakes Energy Partners, LLC from 1999 to 2005 and as the Senior Vice President of Finance and Administration for Range Resources Corporation from 1994 to 1999. Chad Allen, Northern’s existing Corporate Controller, has been named to the position of Chief Accounting Officer. Chad has over 10 years of public accounting experience with firms servicing public companies.

“Since joining Northern in 2011, Tom Stoelk has done an extraordinary job of overseeing the financial and administrative functions of the company and has successfully implemented our disciplined capital allocation protocols, which have benefited the company greatly over the last few years,” stated Richard D. Weber, Chairman of the Board of Directors. “Tom and the rest of the team at Northern have the full support and confidence of the Board to continue executing our proven strategy of acquiring and producing non-operated oil and gas interests in the Bakken Shale.”
In light of the challenges of operating in a lower commodity price environment, Northern’s Board has been evaluating strategic alternatives to increase shareholder value. To that end, the company engaged Tudor, Pickering, Holt & Co. as its financial advisor. “We are committed to positioning Northern to take advantage of opportunities for growth in an industry that is beginning to emerge from the worst commodity price correction in the last thirty years,” stated Mr. Stoelk. “We are fortunate to maintain access to over $220 million of unused capacity under our senior secured revolving credit facility and don't face a bond maturity until 2020.” There can be no assurance that the review of strategic alternatives will result in a transaction. Northern does not intend to comment further regarding the evaluation of strategic alternatives.

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company with a core area of focus in the Williston Basin Bakken and Three Forks play in North Dakota and Montana. More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

INVESTOR RELATIONS CONTACT

Brandon Elliott, CFA
EVP, Corporate Development and Strategy
952-476-9800
belliott@northernoil.com

SOURCE Northern Oil and Gas, Inc.